DIMON Incorporated
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EXHIBIT 99.1

DIMON Incorporated Tel: 434 792 7511 512 Bridge Street Post Office Box 681 Danville, VA 24543-0681 USA
FOR IMMEDIATE RELEASE	Contact:	Ritchie L. Bond
(434) 791-6952
October 30, 2002

DIMON Announces 50% Increase in Quarterly Dividend

Danville, VA – The Board of Directors of DIMON Incorporated (NYSE: DMN), at its meeting held October 30, 2002, declared a quarterly dividend of $0.075 per share, a 50 percent increase over the previous $0.05 per share dividend.  The dividend is payable December 12, 2002 to shareholders of record on December 2, 2002.

Joseph L. Lanier, Jr., Chairman of the Board of Directors, stated, “Our decision to increase DIMON’s cash dividend reflects the Company’s improved profitability, strong cash flow, and the Board’s commitment to reward our long-term shareholders accordingly.”

Brian J. Harker, President and Chief Executive Officer, stated, “Today’s announced dividend increase provides our shareholders a tangible participation in DIMON’s success.  In addition to enjoying improved trading conditions, DIMON has achieved that success through our consistent pursuit of the strategic objectives we established in 1999: adjust global production capacity to current demand, strengthen the balance sheet, and reduce operating costs.  From continuing progress in our financial performance, to prudently allocating capital and profitably reinvesting in our business, DIMON is well positioned to continue building shareholder value.”

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the Company's expectations and projections. Risks and uncertainties include changes in anticipated geographic product sourcing, political instability in sourcing locations, currency and interest rate fluctuations, shifts in the global supply and demand position for the Company’s tobacco products, and the impact of regulation and litigation on the Company’s customers.  A further list and description of these risks, uncertainties and other factors can be found in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2002 and other filings with the Securities and Exchange Commission.

DIMON Incorporated is the world’s second largest dealer of leaf tobacco with operations in more than 30 countries. For more information on DIMON, visit the Company’s website at www.dimon.com.
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